Exhibit 5.1

March 24, 2015

Steel Dynamics, Inc.

7575 West Jefferson Blvd.

Fort Wayne, IN 46804

Re:                             Steel Dynamics, Inc. — Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Steel Dynamics, Inc., an Indiana corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”), in connection with the proposed registration on a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) $700,000,000 principal amount of 5.125% Senior Notes due 2021 (the “2021 Notes”) of the Company, to be issued in exchange for the Company’s outstanding 5.125% Senior Notes due 2021 (the “Old 2021 Notes”) pursuant to an indenture dated as of September 9, 2014 (the “2021 Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), (ii) $500,000,000 principal amount of 5.500% Senior Notes due 2024 (collectively with the 2021 Notes, the “Notes”) of the Company, to be issued in exchange for the Company’s outstanding 5.500% Senior Notes due 2024 (collectively with the Old 2021 Notes, the “Old Notes”) pursuant to an indenture dated as of September 9, 2104 (the “2024 Indenture” and collectively with the 2021 Indenture, the “Indentures”) and (iii) the guarantee of each of the Guarantors executed and delivered pursuant to the Indentures (individually a “Guarantee,” and collectively, the “Guarantees”).  The issuance of the Notes in exchange for the Old Notes is collectively referred to herein as the “Exchange Offer”.

In our capacity as such counsel, we have reviewed the Indentures and forms of the Notes.  We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.  In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies.  We have relied, as to the matters set forth therein, on certificates of public officials.  As to certain matters of fact material to this opinion letter, we have relied, without independent verification, upon certificates of the Company and the Guarantors.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                                      When the Notes have been duly executed by the Company, authenticated by the Trustee, and issued and delivered in the Exchange Offer in accordance with the terms of each respective Indenture, such Notes will be legally issued by the Company and will constitute the valid and legally binding obligations of the Company, enforceable against the Company under the laws of the State of New York in accordance with their terms, subject to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance and similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

2.                                      When the Notes have been duly executed by the Company and the Guarantees duly executed by the Guarantors, and the Notes have been authenticated by the Trustee and issued and delivered in the

Exchange Offer in accordance with the terms of each respective Indenture, each Guarantee will constitute the valid and legally binding obligation of its respective Guarantor, enforceable against such Guarantor under the laws of the State of New York in accordance with its terms, subject to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance and similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

This opinion letter is limited in all respects to the federal laws of the United States, the internal laws of the State of New York, the State of Indiana, the State of Michigan and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion letter is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the effectiveness of the Registration Statement, which could affect the opinions contained herein.  This opinion letter is being rendered for the benefit of the Company and the Guarantors in connection with the matters addressed herein.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to this firm as having passed on the validity of the Notes and the Guarantees under the caption “Legal Matter” in the Registration Statement.  In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

BARRETT & MCNAGNY LLP

/s/ Barrett & McNagny LLP

SCHEDULE I — GUARANTORS

Name	State of Organization

Jackson Iron & Metal Company, Inc.	MI
Marshall Steel, Inc.	DE
New Millennium Building Systems, LLC	IN
OmniSource Corporation	IN
OmniSource Southeast, LLC	DE
OmniSource Transport, LLC	IN
Roanoke Electric Steel Corporation	IN
Steel Dynamics Sales North America, Inc.	IN
Steel Dynamics Columbus, LLC	DE
Steel of West Virginia, Inc.	DE
Superior Aluminum Alloys, LLC	IN
SWVA, Inc.	DE
The Techs Industries, Inc.	DE